Exhibit 99.1

Deborah Kendric, Director of Corporate Communications                                11/07/06

dkendric@statebankofli.com                                                    (516)495-5050

STATE BANCORP NAMES THOMAS O'BRIEN PRESIDENT AND CHIEF OPERATING OFFICER

JERICHO, N.Y. - November 7, 2006--The Board of Directors of State Bancorp, Inc. (NASDAQ: STBC), parent company of State Bank of Long Island, announced today that it has appointed Thomas M. O'Brien President and Chief Operating Officer of State Bancorp and State Bank, effective immediately. In addition, the Board announced that Thomas F. Goldrick, Jr., Chairman and Chief Executive Officer of State Bancorp and State Bank, has informed the Board of his intention to step down as Chief Executive Officer in December of 2007, at which time he will be succeeded as Chief Executive Officer by Mr. O’Brien. Mr. Goldrick will remain as Chairman.

Mr. O’Brien, 55, was President and Chief Executive Officer of Atlantic Bank of New York when it was acquired by New York Community Bancorp earlier this year.

“Tom O’Brien has a wealth of banking experience and a highly successful record of creating long-term shareholder value,” said Mr. Goldrick, 65.  “He is very well known and highly regarded throughout the financial services industry and in the capital markets, and is equally well respected in regulatory and legislative circles.  During a distinguished career spanning almost 30 years, he has earned a well-deserved reputation as a highly qualified and successful senior executive in the banking industry.  More importantly, Tom shares the same values that have become the foundation for our success - understanding the needs of our shareholders, our customers, our staff and the communities we serve while attending to the core business of growing the loan portfolio, increasing our deposit base, expanding our branch network and providing the products and services our customers need and want in today’s banking world.

“I am very excited about Tom joining our management team, and I’m confident that his experience and past accomplishments make him the ideal candidate to lead the Bank and the Company in the years ahead.”

Commenting on his appointment Mr. O’Brien said, “I am delighted to be joining State Bank with its enviable record of success, customer service and growth. I look forward to working in an organization that truly understands the extremely competitive nature of today’s banking environment and one that embraces the high expectations of shareholders, customers and employees. I am prepared to provide the next generation of executive leadership necessary to build on this record while bringing some new ideas and my personal enthusiasm into the mix.

“I am confident that the long term future of State Bank is bright, and so for me, this represents an opportunity not to be missed.  For nearly 40 years, Tom Goldrick and his colleagues have established a performance of which they are understandably very proud, and I look forward to working with the State Bank team to build on their impressive record.”

State Bank also announced the following appointments, effective immediately. Richard W. Merzbacher has been named Vice Chairman and Chief Administrative Officer of State Bank and remains Vice Chairman of State Bancorp. Mr. Merzbacher will assume additional responsibilities in the areas of New Business Development and Marketing. Daniel T. Rowe has been named Vice Chairman and Chief Administrative Officer of State Bancorp and remains Vice Chairman of State Bank. Mr. Rowe will continue to focus on Municipal Banking, Professional Services, and the company’s long and short term Investment Strategies.

Mr. O’Brien began his banking career in 1977 at North Side Savings Bank. He was appointed CEO in 1984 at age 33. In 1986, he led North Side’s initial public offering, among the first savings banks to go public in New York State. Mr. O’Brien joined North Fork Bancorporation as Vice Chairman and a member of the Board of Directors in 1996 in conjunction with North Fork’s acquisition of North Side. In 2000, he joined Atlantic Bank of New York as President and CEO and a member of the Board of Directors. Among Mr. O’Brien’s current affiliations are: Independent Trustee for Prudential Insurance Company’s $65 billion mutual fund complex, Trustee for Catholic Healthcare System of New York and Catholic Healthcare Foundation, Inc., and Trustee for Niagara University. He has previously served as Trustee of Molloy College where he was awarded an Honorary Doctor of Laws, member of the National Advisory Board of Fannie Mae, and Advisory Board member for Neighborhood Housing Services of New York. Mr. O’Brien holds a B.A. from Niagara University, an M.B.A. from Iona College and has completed the Executive School of Banking at Fairfield University.

About State Bancorp
State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered in Nassau County. In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.

State Bancorp, Inc. has a consistent track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.

State Bancorp, Inc.'s common stock trades under the symbol STBC on the NASDAQ National Stock Market.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for State Bancorp, Inc. The words "expects," "believes," "anticipates" and other similar expressions are intended to identify forward-looking statements. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, but are not limited to, the following: (1) general economic conditions, (2) competitive pressure among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting State Bancorp, Inc.'s operations, pricing, products and services. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.